Filed Pursuant to Rule 424(b)(3)
File Number 333-142130

PROSPECTUS SUPPLEMENT NO. 6

Prospectus Supplement No. 6
to Prospectus dated June 22, 2007
as supplemented by
Prospectus Supplement No. 1 dated July 13, 2007
and
Prospectus Supplement No. 2 dated August 20, 2007
and
Prospectus Supplement No. 3 dated October 25, 2007
and
Prospectus Supplement No. 4 dated November 19, 2007
and
Prospectus Supplement No. 5 dated January 30, 2008

QUANTRX BIOMEDICAL CORPORATION

This Prospectus Supplement No. 6 supplements our prospectus dated June 22, 2007, as supplemented by Prospectus Supplement No. 1 dated July 13, 2007, Prospectus Supplement No. 2 dated August 20, 2007, Prospectus No. 3 dated October 25, 2007, Prospectus No. 4 dated November 19, 2007 and Prospectus Supplement No. 5 dated January 30, 2008. The shares of our common stock that are the subject of the prospectus have been registered to permit their resale to the public by the selling stockholders named in the prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from such offering, except upon the exercise of warrants.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol QTXB.OB. The high and low prices for shares of our common stock on March 4, 2008, were $0.80 and $0.80 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board.

This Prospectus Supplement includes the Current Report on Form 8-K filed by us with the U.S. Securities and Exchange Commission on February 29, 2008.

YOU SHOULD READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT NO. 6 CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS THAT BEGIN ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 05, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2008

QuantRx Biomedical Corporation
(Exact name of Registrant as Specified in Charter)

Nevada	0-17119	33-0202574
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Main Street, Suite 300 Doylestown, Pennsylvania	18901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 880-1595

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Letter Loan Agreement

On February 25, 2008, QuantRx issued to three accredited investors 10% senior secured convertible promissory notes in the aggregate amount of $250,000 pursuant to loan letter agreements executed with each investor. The convertible promissory notes contain substantially the same terms as the convertible promissory notes issued to Platinum Long Term Growth VII LLC on January 23, 2008 and February 4, 2008 in the aggregate amount of $1,907,246.58, a form of which is attached as Exhibit 4.1 to Current Report on Form 8-K filed by QuantRx with the Securities and Exchange Commission on January 29, 2008 (the “January 29 8-K”). The loan letter agreement, as well as the stock pledge agreement and patent, trademark and copyright security agreements executed by each investor contained substantially the same terms as the agreements filed as Exhibits 10.1, 10.2 and 10.3, respectively, of the January 29 8-K.

Warrants

In consideration for the loaned funds evidenced by the convertible promissory notes described in this Current Report on Form 8-K, QuantRx issued to the three investors warrants exercisable for an aggregate of 62,500 shares of QuantRx’ common stock at a per share exercise price of $1.25. The warrants have five-year terms, provide for cashless exercise and customary anti-dilution protection.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The applicable information contained in Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02.    Unregistered Sales of Equity Securities

The applicable information contained in Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02.

QuantRx offered and sold the convertible promissory notes and warrants, and shares of common stock underlying such securities, in a private placement to Platinum and three other investors, each of whom is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The private placement was effected without registration under the Securities Act in reliance upon the exemption provided by Rule 506 and/or Section 4(2) thereunder. No form of general solicitation or general advertising was made in connection with the offer or sale of these securities. The filing of this report shall not constitute an offer to sell, or a solicitation of an offer to buy, any of QuantRx securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTRX BIOMEDICAL CORPORATION

Date: February 29, 2008	By:	/s/ Walter Witoshkin
Walter Witoshkin Chairman and Chief Executive Officer